Exhibit 10.1

Loan and Security Agreement
(Fixed Loan amount; fully amortizing)

This LOAN AND SECURITY AGREEMENT, dated as of August 2, 2023 (“LSA”), is made between (i) LiveOne, Inc., a Delaware corporation (“Borrower” or “Obligor”), and (ii) Capchase Inc., a Delaware corporation (“Lender”).

RECITALS

WHEREAS, Borrowers wish to obtain financing, and Lender has agreed to extend such loan financing on the terms described herein and in the Terms and Conditions attached hereto as Schedule 1 (the “T&Cs”), which is herein incorporated by reference (this LSA and the T&Cs, together, are referred to herein as the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this LSA have the meanings prescribed in the T&Cs.

1.1 In addition to the defined terms as described above, as used in the Agreement, the following terms have the meanings ascribed to them below:

“Account,” “Chattel Paper,” “Deposit Account,” “Document,” “General Intangible,” “Instrument,” “Record” and “Supporting Obligation” have the respective meanings set forth in Article 9 of the UCC.

“Default Rate” means the rate of 12.0% per annum.

“Discount Fee” means a fee in the amount of 9% per annum payable as part of the monthly Amortization payments.

“Loan Amount” means One Million Seven Hundred Thousand Dollars ($1,700,000.00 USD).

“Money” has the meaning set forth in Section 1-201 of the UCC.

“Monthly Payment Amount” means Seventy-Three Thousand, One Hundred Eighteen and 28/100 dollars ($73,118.28 USD).

“Payment Date” means the numerical calendar day on which the initial Advance was made, with such numerical day being the monthly payment date for each monthly period following the month in which the initial Advance was made (i.e., if the initial Advance is made on the 2nd day of August, the Payment Date would be the 2nd of each month thereafter).

“Permitted Uses” of Advance proceeds means general working capital and other general corporate purposes.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stated Maturity Date” means the date that is thirty (30) months from the date of the initial Advance.

Terms and Conditions

1.2 The following terms, as defined in the T&Cs, shall be modified as follows for purposes of the Agreement:

“Permitted Indebtedness” shall include (in addition to those enumerated in the T&Cs) the following (referred to individually and collectively): (a) all current and future Indebtedness of Borrower and/or PodcastOne owed to East West Bank (the “Senior Secured Lender”) pursuant to any agreements between Borrower and/or PodcastOne and the Senior Secured Lender, which may be increased from time to time and extensions and renewals of such Indebtedness, (b) future Indebtedness of Borrower and/or PodcastOne owed to secured lenders (as borrowers and/or guarantors) to replace and/or refinance current secured debt with the Senior Secured Lender and extensions, renewals and refinancings of such Indebtedness, (c) indebtedness of Borrower and/or PodcastOne (as borrowers and/or guarantors) owed to banks, commercial finance lenders or other similar institutions, organizations or business engaged in the business of lending money (whether or not such indebtedness is secured and extensions, renewals and refinancings of such Indebtedness), provided that for purposes of this clause (c), Lender is given no less than ten (10) calendar days advance notice of any such lending facility being put in place; (d) 10% original issue discount convertible notes issued by PodcastOne on July 15, 2022, (e) any Indebtedness of Slacker, (f) Indebtedness under the Loan Documents or other Indebtedness owed to Lender and extensions and renewals of such Indebtedness, (g) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within the specified time and extensions and renewals of such Indebtedness, (h) capital leases or other Indebtedness at any time outstanding for all such Indebtedness, to the extent (A) incurred solely to acquire equipment, computers, software or implement tenant improvements, (B) if secured, secured solely by a Permitted Indebtedness described in this clause (h), and (C) not in excess of the lesser of the purchase price or the fair market value of such equipment, computers, software or tenant improvements on the date of acquisition, and (i) Indebtedness subordinated to the Obligations (the “Subordinated Debt”) on terms satisfactory to Lender. As a precondition to any indebtedness pursuant to clauses (a), (b), and/or (c) above qualifying as Permitted Indebtedness, to the extent that any such indebtedness exceeds (in the aggregate), $10,000,000.00, Borrower shall make an immediate paydown of Borrower’s then-outstanding debt to Lender in an amount equal to not less than fifteen percent (15%) of that then-outstanding amount, with such payment being applied as a credit against ongoing payments owed by Borrower.

“Permitted Liens” shall include (in addition to those enumerated in the T&Cs) the following (referred to individually and collectively): (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Borrower and/or PodcastOne) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of Borrower’s and/or PodcastOne’s business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of Borrower’s and/or PodcastOne’s business (but not to secure a lending facility or other finance transaction), and which do not exceed (in the aggregate) $300,000.00 and, to the extent that this condition is met (i.e., the Lien(s) do(es) not exceed $300,000.00 in the aggregate), (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of Borrower and/or PodcastOne, as applicable, and their respective consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in favor of Lender, (d) Liens for reasonable and customary banking fees granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions that do not exceed $100,000.00 in the aggregate, (e) Liens in connection with Indebtedness incurred by lease obligations and purchase money indebtedness, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided that such lease obligations and purchase money indebtedness are only recourse to the assets being acquired or leased, (f) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment, social security and similar laws, (g) Liens in favor of any existing lenders in connection with any subsidiary acquired after the date of this LSA, provided that such Lien only encumbers the assets of such after acquired subsidiary and the underlying debt is not guaranteed by Borrower or PodcastOne, (h) Liens existing on the date of the Agreement which are disclosed on Schedule B hereto, (i) Liens which Lender has consented to in writing, and (j) any Liens related to any Permitted Indebtedness.

Terms and Conditions

2. Liens.

2.1 Grant of Security Interest by Each Borrower. As security for the payment and performance of the Obligations, each Borrower hereby grants to Lender a security interest in all of each Borrower’s right, title and interest in, to and under all of each Borrower’s personal property, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”), including: (i) all Accounts; (ii) all agreements, Documents, Instruments and General Intangibles related to Accounts or under which Accounts are originated; (iii) all Chattel Paper and other Records related to the foregoing; (iv) all Deposit Accounts; (v) all Securities Accounts into which collections on Accounts or proceeds thereof are deposited; (vi) all Money and funds, and all collections on Accounts; (vii) all Equipment, Inventory and other Goods; (viii) all Financial Assets and Investment Property; (ix) all Fixtures; (x) all Intellectual Property and other intangibles; (xi) all Letters of Credit; (xii) all books and Records related to the foregoing; (xiii) all products and Proceeds of any and all of the foregoing; and (xiv) all Supporting Obligations of any and all of the foregoing.

2.2 Power of Attorney. On and after the occurrence of an uncured Event of Default, Lender may, in the name of any Obligor, or Lender or otherwise, without notice to or assent by any Obligor, and Obligor hereby constitutes and appoints Lender (and any of Lender’s officers or employees or agents designated by Lender) as Obligor’s true and lawful attorney-in-fact, with full power and authority to execute any and all documents and instruments, and do any and all acts and things for and on behalf of Obligor or Lender, which Lender may deem reasonably necessary or advisable to maintain, protect, realize upon and preserve the Collateral and Lender’s Lien thereon and to accomplish the purposes of the Agreement, including without limitation (a) contact any account debtor or other party liable for any payment under any of the Collateral, communicate with any such party regarding the Collateral and direct any such party to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and otherwise enforce payment or any other rights in respect of the Collateral; (b) file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral; and (c) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes. The foregoing power of attorney is coupled with an interest and irrevocable until all Obligations have been indefeasibly paid and performed in full. Obligor hereby ratifies all that Lender shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 2.2.

2.3 Priority. Lender acknowledges that the Liens on Collateral securing the Obligations hereunder and such Obligations are hereby expressly subordinated to the Liens securing Borrower’s and/or its subsidiaries obligations with respect to, and in right of payment to the prior payment in full of, any Permitted Indebtedness referred to in clauses (a), (b), (c) and (e) of the definition of Permitted Indebtedness (collectively, the “Senior Debt”). Lender agrees to use its commercially reasonable efforts to promptly enter into any subordination agreement reasonably required by any holder of the Senior Debt in form and substance reasonably satisfactory to Lender.

3. Representations and Warranties. Obligor represents and warrants to Lender as follows:

3.1 Schedule 2 hereto accurately and completely sets forth: (a) Obligor’s exact legal name; (b) Obligor’s jurisdiction of organization; (c) all trade names and trade styles under which Obligor presently conducts its business; (d) all other legal, trade or fictitious names previously used by Obligor or by which Obligor has been known; (e) the location of Obligor’s chief executive office and principal place of business; and (f) all other locations where Obligor conducts business or where Collateral is kept. Except as set forth in Schedule 2 hereto, Obligor has not, at any time since April 1, 2021, been the surviving or resulting corporation in a merger or consolidation, or acquired through asset purchase or otherwise any business of any Person.

3.2 Schedule 3 hereto accurately and completely sets forth: (a) all material Indebtedness of Borrowers or any Subsidiary thereof; (b) all Liens on any property of Borrowers or any Subsidiary thereof; and (c) to the extent not described in the foregoing, all material capital leases of Borrowers or any Subsidiary thereof.

3.3 Schedule 4 hereto accurately and completely sets forth all Deposit Accounts and Securities Accounts in which Borrower has an interest, including account number and name, and the name and address of the financial institution at which such account is maintained. Except as described on Schedule 4, no other Person has any interest in, any such account or any Money, funds, Securities or other property credited thereto.

Terms and Conditions

4. Miscellaneous. Each Loan Document shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the applications of the laws of another jurisdiction. Obligor and Lender hereby submits to the exclusive jurisdiction of, and waives any venue objections against, the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, in any litigation arising out of any Loan Document. Obligor and Lender hereby waive their right to a trial by jury of any claim or cause of action based upon or arising out of or related to any Loan Document.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement by their officers thereunto duly authorized as of the date first above written.

CAPCHASE INC.

By	/s/ Przemyslaw Gotfryd
Name:	Przemyslaw Gotfryd
Title:	Chief Operating Officer

Notice Address:
386 Park Avenue South, Floor 6
New York, New York 10016
Attn:	Przemyslaw Gotfryd
Tel.:	(631) 464-8307
E-mail:	legalnotices@capchase.com

With a copy to (which shall not constitute notice):

Westerman Ball Ederer Miller Zucker
& Sharfstein, LLP
1201 RXR Plaza
Uniondale, New York 11556
Attn:	William Heuer, Esq.
Tel.:	(516) 622-9200
E-mail:	wheuer@westermanllp.com

LIVEONE, INC.

By	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO & Chairman

Notice Address:
269 S. Beverly Dr., Suite #1450
Beverly Hills, CA 90212
Attn:	Robert S. Ellin
Tel.:	(310) 601-2505
E-mail:	rob@liveone.com and tenia@liveone.com

With a copy to (which shall not constitute notice):

Foley Shechter Ablovatskiy LLP
1180 Avenue of the Americas, 8th Floor
New York, NY 10036
Attn:	Sasha Ablovatskiy, Esq.
Tel.:	212-335-0466
Fax:	917-688-4092
E-mail:	sablovatskiy@foleyshechter.com

Terms and Conditions

List of Schedules and Exhibits:

Schedule B: Existing Liens

Schedule 1: Terms and Conditions

Schedules 2—4: Obligor Factual Information

Terms and Conditions

sCHEDULE 1 TO Loan and Security Agreement

TERMS AND CONDITIONS

1. Definitions.

1.1 In addition to the capitalized terms defined in the LSA, as used in the Agreement, the following words shall have the meanings set forth below:

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Business Day” means any day, other than a Saturday, a Sunday or another day on which banks are required or authorized to close in New York, New York.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; or (ii) the acquisition of direct or indirect control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; except that in each case, the acquisition of additional shares of capital stock and/or convertible and/or voting securities by Robert Ellin and/or his Affiliates resulting in him and/or his Affiliates having Beneficial Ownership (as such term is defined in the Securities Exchange Act of 1934, as amended) of more than 50% of the total voting power of the stock of Borrower will not be considered a Change of Control.

“Confidential Information” has the meaning given to such term in Section 10.

“Default” means any uncured Event of Default (as defined in Section 8.1) or any event or condition that constitutes or, with notice or lapse of time or both would constitute, an Event of Default, subject to the expiration of any cure period.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Indebtedness” means any indebtedness or obligation for borrowed money, the deferred purchase price of property or leases which would be capitalized in accordance with GAAP, any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, and all net obligations in respect of derivative products; and any liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above.

“Lien” means any mortgage, deed of trust, pledge, security interest, collateral assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

“Loan Documents” means the Agreement, each Security Document, any Subordination Agreement, and each other written document executed by any Obligor and delivered to Lender in connection with any Loan Document.

“Material Adverse Effect” on any Person means a material adverse effect on the operations, properties, business, or financial condition of such Person.

“Maturity Date” means the earlier of (i) the Stated Maturity Date and (ii) the date on which the Obligations are accelerated pursuant to Section 8.2.

Terms and Conditions

“Obligations” means the unpaid Loan Amount, including any principal of and discount or interest on (including interest accruing after the maturity of the Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Advances and all other obligations and liabilities of the Obligors to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs or expenses (including all out-of-pocket fees, charges and disbursements of counsel to Lender).

“Obligor” means each Borrower.

“Permitted Indebtedness” has the meaning ascribed to it in the LSA

“Permitted Liens” has the meaning ascribed to it in the LSA.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability corporation, a limited liability partnership, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

“Security Documents” means the LSA and any other agreement pursuant to which Borrower provides a Lien on its assets in favor of Lender to secure the Obligations, and all filings, documents and agreements made or delivered pursuant thereto.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. With respect to Borrower or any Obligor, “Subsidiary” shall mean those subsidiaries as are set forth on Exhibit 21.1 to Borrower’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2023. Unless otherwise defined or the context otherwise requires, all accounting terms used in the Agreement shall be construed, and all accounting determinations and computations required under the Agreement shall be made, in accordance with GAAP, consistently applied.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

2. Advances.

2.1 Loan Amount. Subject to the conditions set forth in Section 2.2 of these T&Cs, Lender will advance a loan to Borrowers (the “Advance” and the “Loan Amount”) in an aggregate amount equal to One Million Seven Hundred Thousand Dollars ($1,700,000.00 USD). This is not a revolving line of credit, and any portion of the Loan Amount repaid may not be reborrowed.

2.2 Conditions Precedent to Making of Advances. (a) Prior to making the Advance, Lender shall have received the following:

(i) (A) copies of the certificate or articles of incorporation and bylaws, or other applicable organizational documents, of Obligor; and (B) a list of names and titles of each incumbent officer or other authorized person of Obligor authorized to execute and deliver and act with respect to the Loan Documents and the Advances, together with the authorized email addresses of such officers or other persons; and

(ii) a certificate of good standing and tax status of Obligor as of a date acceptable to Lender from the jurisdiction of Obligor’s organization and the jurisdiction in which its chief executive office or principal place of business is situated (if different from its jurisdiction of organization).

Terms and Conditions

(b) Prior to making the Advance, Lender shall have received the following:

(i) (A) confirmation that all UCC-1 financing statements necessary or appropriate in the reasonable opinion of Lender to perfect liens of Lender (or any collateral agent on its behalf) in the Collateral have been prepared and Borrower has consented to the filing of same simultaneously with the closing on the LSA; (B) such lien searches as Lender has reasonably requested; (C) evidence that all other actions necessary or appropriate in the reasonable opinion of Lender to perfect and protect its liens on the Collateral have been taken; and (D) evidence satisfactory to Lender of the release of any third-party Liens (other than those subject to a Permitted Intercreditor Agreement, related to Permitted Indebtedness or Liens existing on the date of the Agreement which are disclosed on Schedule B hereto) that might exist on Collateral;

(ii) copies of any item described in this Section Error! Reference source not found. that has, since the date of the Advance, changed or been revised; and

3. Payment.

3.1 Interest. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate; provided that payment of any such interest at such rate shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of Lender to exercise any of its rights and remedies under the Loan Documents. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (in each case, the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Advances and other obligations of Borrower under the Loan Documents, or (d) allocate interest between portions of the Advances and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

3.2 Repayment. Borrower shall repay the outstanding Loan Amount on each Payment Date in an amount equal to the Monthly Payment Amount for such Payment Date, and with the last such installment to be due and payable on the Maturity Date and in the amount necessary to repay in full the unpaid balance of the Loan Amount.

3.3 Prepayment.

(a) Borrower may prepay the outstanding Loan Amount in whole or in part, without penalty. To the extent that a prepayment is made, all such fees, interest, and other charges owed or accruing in that month shall be owed (i.e., fees, interest, and other charges are not pro-rated within a given month).

(b) If a Change of Control shall have occurred, Borrower immediately shall prepay the entire unpaid Loan Amount in an amount equal to the Redemption Price.

3.4 Payment Dates; Application of Payments. All payments under the Loan Documents shall be made in lawful money of the United States of America and in same day or immediately available funds, prior to 12:00 noon (New York City time), to Lender, in accordance with Lender’s payment instructions. Whenever any payment under the Loan Documents shall be stated to be due, or whenever any Payment Date or any other date specified under the Loan Documents would otherwise occur, on a day other than a Business Day, then, except as otherwise provided in the Loan Documents, such payment shall be made, and such Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. Lender shall apply all payments in respect of the Loan Documents (i) first, to pay any and all amounts in respect of any cost or expense reimbursements, fees or indemnities then due to Lender, (ii) second, to pay Default Rate interest (if any) then due and payable, and (iii) third, to the ratable payment of all other amounts owing under the Loan Documents.

Terms and Conditions

3.5 No Setoff. Borrower agrees to make all payments under the Agreement without setoff or deduction and regardless of any dispute, counterclaim, or defense.

3.6 Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

4. Representations and Warranties. Obligor represents and warrants to Lender that as of the date this SLA:

4.1 Obligor is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. Obligor and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would cause a Material Adverse Effect on Obligor and its Subsidiaries taken as a whole, and has all requisite power and authority to own its assets and carry on its business except for such failure which (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

4.2 The execution, delivery and performance by Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary action of Obligor and do not and will not (i) contravene the terms of the articles or certificate of incorporation, or bylaws, or other applicable organizational documents, of Obligor, or result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which Obligor is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Obligor.

4.3 The Agreement constitutes the legal, valid and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except that the enforceability hereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (c) with respect to rights to indemnity hereunder, limitations of public policy under applicable securities laws..

4.4 No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other person or entity, is required for the due execution, delivery or performance by Obligor of its obligations under the Loan Documents to which it is a party, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of Lender.

4.5 Neither Obligor nor any of its Subsidiaries is in default under on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except for such default which (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

4.6 Except as set forth in the reports, schedules, forms, statements and other documents filed by LiveOne with the SEC (the “SEC Reports”), there are no actions, suits or proceedings pending or, to the best of Obligor’s knowledge, threatened against or affecting Obligor or any of its Subsidiaries or the properties of Obligor or any of its Subsidiaries before any governmental agency or authority or arbitrator that, if determined adversely to Obligor or any such Subsidiary, would cause a Material Adverse Effect on Obligor and its Subsidiaries taken as a whole.

4.7 Except as set forth in the SEC Reports, all financial statements of Obligor and its Subsidiaries delivered to Lender are complete and correct and fairly present the financial condition of Obligor and its Subsidiaries as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes. Since the most recent date of such financial statements, there has been no Material Adverse Effect on Obligor and its Subsidiaries taken as a whole. All financial projections and forecasts of Borrower and/or PodcastOne delivered to Lender by Borrower represent Obligor’s best estimates and assumptions as to future performance, which Obligor believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions.

Terms and Conditions

4.8 Except as set forth in the SEC Reports, each of Obligor and its Subsidiaries is in compliance with all material laws, rules, regulations, orders and decrees applicable to it or its properties, except for such violation or default which (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Each of Obligor and its Subsidiaries possesses all material permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and neither Obligor nor any such Subsidiary is in material violation of any rights of others with respect to the foregoing, except for such failure or violation which (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

4.9 Obligor and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

4.10 None of the representations or warranties made by Obligor in the Agreement as of the date of such representations and warranties, and none of the statements contained in any other Loan Document or other item of information with respect to Obligor and its Subsidiaries, including each exhibit or report, furnished by Obligor to Lender in connection with the Agreement, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the parties agree that no Obligor or any of its Representatives are making any representations, warranties, agreements, obligations or covenants in any way with respect to Kast Media, Inc.

4.11 There is no claim, defense, counterclaim or set-off which could be asserted by or is available to Obligor against Lender.

5. Affirmative Covenants. So long as any amount of any Obligation shall remain unpaid:

5.1 Borrower shall furnish to Lender:

(a) (i) as soon as available but no later than 45 days after the end of each fiscal quarter (subject to any extension as permitted by the SEC), quarterly unaudited financial statements, certified by a responsible financial officer of Borrower as being complete and correct and fairly presenting Borrower’s financial condition and the results of Borrower’s operations in all material respects; and (ii) as soon as available but no later than 120 days after and as of the end of each fiscal year, Borrower’s annual audited financial statements, accompanied by a report thereon of independent certified public accountants selected by Borrower; provided that the foregoing shall not be required for so long as Lender has (i) full view access to all of Borrower’s bank accounts, and financial information through accounting software and subscription management platforms or (ii) Borrower provides to Lender copies of Borrower’s filings with the SEC that contain such information;

(b) together with the financial statements required pursuant to Section 5.1(a)(ii) or (iii) (or, if Borrower is not providing such financial statements in reliance on the proviso to Section 5.1(a), at the time when such financial statements would have been required to be provided pursuant to Section 5.1(a)), a certificate of the chief financial officer or other equivalent of Borrower stating that such officer has no knowledge that any Default has occurred and is continuing, or, if such Default has occurred and is continuing, indicating the nature thereof and the action which Borrower proposes to take with respect thereto;

(c) within five Business Days of delivery, copies in the same format of all statements, reports and notices (including board kits) made available to holders of Borrower’s equity interests or holders of Permitted Indebtedness; provided that any such material may be redacted by Borrower to exclude information relating to Lender (including Borrower’s strategy regarding the Advances); provided, further, that the foregoing shall not be required for so long as Borrower provides to Lender Borrower’s filings with the SEC that contain such information. Any such information provided shall be subject to the terms of the NDA;

Terms and Conditions

(d) within five days of when Borrower becomes aware of the occurrence of (i) any Default, a statement of the chief financial officer or equivalent officer of Borrower setting forth details of such Default and the action that Borrower proposes to take with respect thereto, and (ii) any other condition or event which has resulted, or that would reasonably be expected to result, in a Material Adverse Effect on Borrower and its Subsidiaries taken as a whole, or a material adverse effect on the Collateral, a statement of the chief financial officer or equivalent officer of Borrower setting forth details of such condition, event or effect; and

(e) such other information respecting the operations, properties, business or condition (financial or otherwise) of Borrower or its Subsidiaries (including with respect to the Collateral) as Lender may from time to time reasonably request, subject to Lender continuing to be bound by confidentiality obligations as reasonably requested by Borrower.

5.2 Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any court or governmental department, commission, board, bureau, agency, or other instrumentality, domestic or foreign, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.

5.3 Borrower shall use the proceeds of the Advances only for Permitted Uses.

5.4 Borrower shall take any action reasonably requested by Lender to carry out the purpose and intent of the Loan Documents.

5.5 Borrower shall ensure that Lender’s Liens on the Collateral are at all times first-priority (subject to (x) any other Lien expressly permitted under the Agreement to have a higher priority, (y) to the extent expressly subordinated in a Subordination Agreement, the senior liens thereunder and (z) Permitted Liens).

6. Intentionally Left Blank.

7. Negative Covenants. So long as any amount of any Obligation shall remain unpaid:

7.1 Borrower shall not, and shall cause each of its Subsidiaries not to, create, incur, assume or otherwise become liable for or suffer to exist any secured Indebtedness, other than Permitted Indebtedness.

7.2 Borrower shall not, and shall cause each of its Subsidiaries not to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

7.3 Borrower shall not, and shall cause each of its Subsidiaries not to, enter into or cause, suffer or permit to exist any agreement that prohibits or limits the ability of any such Person to create, incur, assume or suffer to exist any Lien upon any of the Collateral in favor of Lender.

7.4 Borrower shall not, and shall cause each of its Subsidiaries not to, sell, transfer, lease, or otherwise dispose of, any property (including any equity interests in any Subsidiary or other Person), other than: (i) dispositions of money in the ordinary course of business in exchange for reasonably equivalent value; (ii) the grant of Permitted Liens; (iii) sales or other dispositions of inventory, and the license, sublicense and grant of distribution and similar rights, in the ordinary course of business; (iv) sales or other dispositions of assets that have become worn out or obsolete or that are promptly being replaced; (v) other sales or dispositions, outside the ordinary course of business, of property that does not constitute any substantial part of Borrower’s or such Subsidiary’s property; (vi) special dividends of any Subsidiary’s capital stock as approved by Borrower’s board of directors in connection with any Subsidiary going public; and (vii) transactions announced as of the date of this LSA.

7.5 Borrower shall not agree to or permit any material amendment, modification or waiver of any material provision of any agreement related to any Subordinated Debt, except as permitted by any subordination agreement with respect thereto to which Lender is a party (a “Subordination Agreement”). Borrower shall not make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as provided in any Subordination Agreement.

Terms and Conditions

8. Events of Default; Remedies.

8.1 The occurrence and continuance of any of the following events shall constitute an “Event of Default”, subject to any applicable cure period and Borrower’s right to cure within such period before any remedies are undertaken:

(a) (i) Borrower shall fail to pay when due any amount of principal or interest, or other amount, payable under the Agreement, and, in the case of any non-payment of any amount other than principal at Maturity Date, the such failure shall continue for two Business Days; or (ii) any Obligor shall fail to perform or observe any term, covenant or agreement contained in Section 7 hereof; or (iii) any Obligor shall fail to perform or observe any other of its obligations contained in any Loan Document (other than as described in the foregoing provisions of this Section 8.1(a)), and with respect to any such clause any such failure shall remain unremedied for a period of 20 days after written notice thereof has been given by or on behalf of Lender to Borrower or Obligor, as applicable.

(b) Any representation or warranty by Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made, and the Company does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of Lender to Borrower.

(c) (i) (A) Any Obligor or Subsidiary thereof shall admit in writing its inability to, or shall fail generally or be generally unable to, pay its material debts (including its payrolls) as such debts become due, or shall make a general assignment for the benefit of creditors, (B) any Obligor or Subsidiary thereof shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978, as amended or recodified from time to time (the “Bankruptcy Code”) or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against Borrower, any Guarantor or any such Subsidiary pursuant to the Bankruptcy Code or any such other state or federal law, (C) any Obligor or Subsidiary thereof shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of Borrower’s, any Guarantor’s or any such Subsidiary’s property, or shall take any action to authorize any of the foregoing actions or events, (D) an involuntary petition seeking any of the relief specified in this Section 8.1(c)(i) shall be filed against any Obligor or Subsidiary thereof and shall not be dismissed or discharged within 60 days of commencement, or (E) any order for relief shall be entered against any Obligor or Subsidiary thereof in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this Section 8.1(c).

(ii) Any Obligor or Subsidiary thereof shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by the Agreement, (B) suspend its material operations other than in the ordinary course of business, or (C) take any action to authorize any of the foregoing actions or events.

(d) Any Obligor or Subsidiary thereof shall fail (i) to make any payment of any principal of, or interest or premium on, (x) any Indebtedness owed to East West Bank or on account of the Bridge Notes (subject to the terms thereof), or (y) any other Indebtedness (other than the Obligations) in any amount owed to Lender ((x) and (y), together, “Specified Debt”), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace or cure period or as otherwise permitted by such lender, if any, specified in the agreement or instrument relating to Specified Debt as of the date of such failure, or (ii) to perform any obligation of it under any agreement or instrument relating to any Specified Debt, when required to be performed or observed, and such failure shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, or as otherwise permitted by such lender, if the effect of such failure to perform is to accelerate, or to permit the acceleration of, the maturity of Specified Debt; or any Specified Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

Terms and Conditions

(e)    (i) A final judgment or order for the payment of money in excess of Three Hundred Fifty Thousand Dollars ($350,000.00 USD) which is not fully covered by third-party insurance shall be entered against any Obligor or Subsidiary thereof, or (ii) any non-monetary judgment or order shall be rendered against Borrower, any Guarantor or any such Subsidiary which has or would reasonably be expected to have a Material Adverse Effect on Obligor and its Subsidiaries taken as a whole; and in the case of each of (i) and (ii), there shall be any period of 60 consecutive days during which such judgment continues unsatisfied or not discharged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or within 60 days after the expiration of any such stay, such judgment is not discharged or satisfied.

(f) Any Subordination Agreement applicable to the Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than as a result of the repayment or refinancing thereof), any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by the Agreement or any Subordination Agreement or with respect to any Permitted Indebtedness, in each case to the extent permitted by the terms thereof or by virtue of any action of, or failure to act by, Lender or on its behalf.

(g)    (i) Any of the Security Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or Borrower or any other Person shall deny that it has any further liability or obligation thereunder, or (ii) any of the Security Documents for any reason (except (A) to the extent permitted by the terms thereof or (B) by virtue of any action of, or failure to act by, Lender or on its behalf), shall cease to create a valid and perfected first-priority (subject to (x) any other Lien expressly permitted under the Agreement to have a higher priority and (y) any Permitted Indebtedness) Lien on any of the Collateral purported to be covered thereby.

(h) If no cure period is provided under the Agreement and such Event of Default is capable of being cured, the cure period shall be twenty (20) days after written notice thereof has been given by or on behalf of Lender to Borrower or Obligor, as applicable..

8.2 Remedies. If any Event of Default shall occur and be continuing after any applicable cure period, and subject to the terms of the Subordination Agreement and any subordination agreement entered into with a holder of any Permitted Indebtedness, Lender may (a) by notice to Borrower, declare all Obligations (which shall include the prepayment premium, if applicable on such date) to be forthwith due and payable, whereupon all such Obligations immediately shall be due and payable, without presentment, demand, protest or further notice of any kind, all of which Borrower expressly waives (provided that upon the occurrence of an Event of Default under Section 8.1(c), all Obligations (which shall include the prepayment premium, if applicable on such date) immediately shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, automatically without the giving of any such notice); and (b) whether or not the actions referred to in foregoing clause (a) have been taken, exercise any or all of Lender’s rights and remedies under the Loan Documents, and proceed to enforce all other rights and remedies available to Lender under applicable law.

9. Costs and Expenses; Indemnification.

9.1 Obligor agrees to pay on demand all actual out-of-pocket costs and expenses of Lender, and the actual out-of-pocket reasonable fees and disbursements of counsel, in connection with (i) all title, appraisal, survey, audit, consulting, search, recording, filing and similar processes in connection with the Loan Documents or the Collateral, (ii) any Default, (iii) the enforcement or attempted enforcement of, and the protection or preservation of any rights under, any Loan Document, and (iv) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, actual out-of-pocket costs and actual out-of-pocket reasonable expenses sustained by Lender as a result of any failure by any Obligor to perform or observe its obligations contained in any Loan Document.

Terms and Conditions

9.2 Obligor agrees to indemnify Lender, any affiliate thereof, and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, and actual out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including the actual out-of-pocket reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party, in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder, the transactions contemplated by the Loan Documents or the Collateral, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (the “Indemnified Liabilities”); provided that Obligor shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

10. Intentionally Left Blank.

11. Confidentiality. The parties acknowledge and agree that the Agreement and the terms hereof are confidential and shall be subject to the terms of the Mutual Non-Disclosure Agreement, dated as of April 24, 2023, entered into between PodcastOne and Lender (the “NDA”), and the NDA shall continue to be in full force and effect and apply to any information disclosed by any party, or on its behalf, to any other party, or on its behalf, in connection with the Agreement.

12. Miscellaneous.

12.1 No amendment of any Loan Document shall be effective unless in a writing (which may include e-mail) by Lender and Borrower. No waiver of any provision of any Loan Document, or consent to any departure by any party thereto therefrom, shall be effective unless in a writing (which may include e-mail) by the party against which such waiver or consent sought to be enforced. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.2 Obligor understands and agrees that it is entering into the Agreement electronically and that certain categories of information (“Communications”) may be provided by Lender to Obligor by electronic means (i.e., via email, through the Capchase Platform, or by other electronic means). Although Lender reserves the right to provide Communications in paper format at any time, Obligor agrees that Lender is under no obligation to do so. All Communications in either electronic or paper format will be considered to be “in writing.” Obligor agrees to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating to the Agreement. Without limitation of the foregoing, all notices and other communications provided for under any Loan Document shall, unless otherwise stated in such Loan Document, be in writing and may be provided to the applicable recipient at the address set forth beneath such party’s signature to the LSA.

12.3 The Loan Documents and the NDA reflect the entire agreement of the parties thereto with respect to the matters set forth therein and except for the NDA, supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

12.4 No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Lender.

12.5 Time is of the essence for the performance of each and every obligation under the Loan Documents.

Terms and Conditions

12.6 Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any Loan Document shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of the Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

12.7 The Loan Documents shall be binding upon, inure to the benefit of and be enforceable by the parties thereto and their respective successors and assigns. Obligor may not assign its rights and obligations under any Loan Document, or any interest therein, without the prior written consent of Lender. Lender may sell, assign, transfer or grant participations in all or any portion of Lender’s rights and obligations under any Loan Document. In the event of any such assignment, the assignee shall be deemed the “Lender” for all purposes of the Agreement and any other documents and instruments relating hereto with respect to the rights and obligations assigned to it.

12.8 Any controversy or claim arising out of or relating to the Loan Documents shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Obligor and Lender shall have the right to institute judicial proceedings against the other parties to the Loan Documents or anyone acting by, through or under such other parties, in order to enforce the instituting party’s rights under the Loan Documents through reformation of contract, specific performance, injunction or similar equitable relief. OBLIGOR WAIVES THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

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Terms and Conditions